UNITED STATES

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Tessera Technologies, Inc.

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On May 3, 2013, Tessera Technologies, Inc. issued the following press release.

Contacts:

Rick Neely

Chief Financial Officer

408-321-6756

Chuck Burgess

The Abernathy MacGregor Group

212-371-5999

TESSERA URGES STOCKHOLDERS TO PROTECT VALUE OF THEIR INVESTMENT

Tessera’s Plan Is Superior, Already Being Executed and Showing Progress

Tessera Board Best Positioned to Execute the Plan Efficiently and Expeditiously

SAN JOSE, Calif., May 3, 2013 — Tessera Technologies, Inc. (NASDAQ:TSRA) (“Tessera” or the “Company”) today issued a letter to stockholders in connection with the Company’s 2013 Annual Meeting scheduled on May 23, 2013. In the letter, Tessera reiterates the core elements of its plan to deliver value for stockholders by focusing on enhancing and effectively monetizing its intellectual property (“IP”) portfolio of advanced technology. The letter also reaffirms the Company’s belief that the Tessera directors are far more qualified and experienced to lead the Company through the next phase of growth than the nominees proposed by a dissident stockholder. Further, the Company believes that the dissident stockholder’s strategic plan combined with their lack of familiarity and experience with certain of Tessera’s major customers that are currently well into license renewal negotiations would expose stockholders to material downside risk in the near-term.

The full text of the May 3 letter follows:

Dear Tessera Stockholders:

The 2013 Annual Meeting is critical to the future of Tessera Technologies, Inc. (“Tessera” or the “Company”) and all our stockholders.

Your Board and management team have been restructuring Tessera into a more focused technology innovation and IP monetization company. We have changed our Board, changed our management and changed our strategy. The new strategy has been working well, creating near-term value and positioning us to drive greater returns over the long term.

The financial markets are paying attention and recognizing our progress. Since we began to implement Board-approved changes in August 2012, the Company’s stock has risen by over 33%, while our peer group has only risen by approximately 11%.

Starboard Value LLP (“Starboard”) has stated that – if elected – it would initiate a three-month strategic review of the Company. We’ve already completed our strategic review and are executing on the right plan for Tessera stockholders. Starboard has offered no detailed plan and no chief executive officer or chairman. Starboard’s tactics will only put us back, disrupt our momentum and likely put your investment at risk.

WE ARE OFFERING STOCKHOLDERS THE FREEDOM TO CHOOSE THE BOARD THEY WANT

Since February 12, 2013, members of Tessera’s management, Board and outside counsel have demonstrated, on at least eight different occasions, meaningful attempts to collaborate with Starboard. Our attempts include offering to nominate two of Starboard’s candidates to the Board’s slate of nominees. Starboard, however, has continued to rebuff Tessera’s numerous settlement offers.

As we have repeatedly said, we welcome fresh perspectives on our Board. Thus on April 30, 2013, we expanded the board to eight seats from six, “guaranteeing” that at least two of Starboard’s nominees will be elected to our Board at our Annual Meeting. The Company has done this by running only a six-person slate for an eight-member board and with plurality voting, ensuring that at least two of Starboard’s nominees will be elected and we are giving our stockholders the complete freedom to choose these two Starboard nominees.

Additionally, we are so confident in our nominees that we also proposed to Starboard that stockholders have the ability to vote on a universal proxy card where all nominees are listed on one card– whether from Starboard’s slate or ours – so that stockholders could easily and freely pick the eight nominees that they want to serve on our Board from both sets of nominees. Our intent was to give you the complete freedom to choose the Tessera directors that you feel will best move the Company forward.

By rejecting our proposal, however, Starboard is limiting stockholder choice and attempting to force a vote on its own proxy card where no such choice is provided. This is a transparent attempt to manipulate the outcome of the election by forcing a vote that doesn’t reflect the true wishes of our stockholders. Despite Starboard’s rejection of a universal proxy card, the Company will nonetheless, run a six-person slate for an eight-person Board, effectively assuring the election of at least two Starboard nominees – nominees that you will choose.

THE RIGHT BOARD FOR A RESTRUCTURED TESSERA

The newly restructured Board “gets it.” We are mindful of the role that corporate governance plays in protecting and creating stockholder value and recognize the importance of adding individuals to our Board who have directly relevant experience and stature. Most importantly, each of the nominees on our slate has top-level experience introducing and monetizing complex technologies into the market – a critical skill set for a technology innovation and monetization company like Tessera.

Our search to identify the right people for Tessera’s future has been underway since last August, and we are pleased to nominate six highly qualified director candidates with the right mix of corporate leadership and operational and financial expertise for election at this year’s Annual Meeting on May 23. Some highlights regarding our slate:

•	We have added five new independent directors since August 2012, and I was appointed as non-executive chairman in March 2013;

•	Nearly all of our nominees have CEO or CFO-level experience at companies other than Tessera;

•	Each of our nominees is independent, with the lone exception arising from my recent appointment as interim CEO and executive chairman in April 2013; and

•	We have expanded the Board to eight seats but have only nominated six candidates, thereby effectively “guaranteeing” that Starboard will obtain at least two seats at the Annual Meeting.

John Chenault

Former Chief Financial Officer, Novellus Systems

Mr. Chenault brings extensive financial, management and operations experience in the semiconductor industry to his role as a member of our Board of Directors.

He has served on our Board of Directors since March 2013. He served as Chief Financial Officer of Novellus Systems, a semiconductor company, from April 2005 to September 2005, at which point he retired. Prior to that, he served as Vice President of Corporate Development from February 2005 to April 2005, Vice President of Operation and Administration from September 2003 to February 2005, Executive Vice President of Worldwide Sales and Service from February 2002 to September 2003 and Executive Vice President of Business Operations from July 1997 to January 2002. He also serves on the Board of Directors of Ultra Clean Technology and Synos Technology, Inc.

Richard S. Hill

Former Chief Executive Officer, Novellus Systems

Mr. Hill’s robust expertise in executive leadership, engineering and IP monetization will help guide the Company during this important phase in its strategic plan.

He has served as a member of our Board of Directors since August 2012 and as Chairman of the Board of Directors since March 2013. He most recently served as the Chief Executive Officer and member of the Board of Directors of Novellus Systems Inc., until its acquisition for more than $3 billion by Lam Research Corporation in June 2012. During his nearly 20 years leading Novellus Systems, a designer, manufacturer, and marketer of semiconductor equipment used in fabricating integrated circuits, Mr. Hill grew annual revenues from approximately $100 million to over $1 billion. Before joining Novellus in 1993, he spent 12 years with Tektronix Corporation, a leading designer and manufacturer of test and measurement devices such as oscilloscopes and logic analyzers. Mr. Hill rose through the ranks of the corporation, starting as a General Manager of the Integrated Circuits division, and finishing his time as the President of the Tektronix Development Company and Tektronix Components Corporation. Before joining Tektronix, Mr. Hill worked in a variety of engineering and management positions with General Electric, Motorola and Hughes Aircraft Company. He has served as a past Chairman and member of the University of Illinois Foundation. In this capacity, Mr. Hill has had direct experience in helping the University of Illinois monetize the University’s patents with the very same licensees Tessera currently has. Presently, he is a member of the Boards of Directors of Arrow Electronics, Inc., Cabot Microelectronics Corporation, LSI Corporation and Planar, Inc.

John H.F. Miner

Former President, Intel Capital

Mr. Miner’s experience in the technology industry and growing new businesses, both organically and via external initiatives, will help guide the Company as it continues its focus on developing and selling advanced technology.

He has served on our Board of Directors since March 2013. He is a venture capitalist and a Managing Director of Pivotal Investments LLC, focused on investing in companies developing clean technologies for the sustainable economy, which he joined in January 2009. He is the former President of Intel Capital, Intel’s strategic investment arm, and was an Intel corporate vice president. Mr. Miner retired from Intel Capital in 2005. Prior to Intel Capital, Mr. Miner was instrumental in leading Intel’s entry into new market segments as an Intel Vice President and General Manager of the Communications Products Group, the Enterprise Server Group, and General Manager of Intel’s desktop motherboard and PC building-blocks business. He is currently a member of the Board of Directors of LSI Corporation and three private company boards, in addition to his service in numerous community activities.

David C. Nagel, Ph.D.

Former Chief Executive Officer, PalmSource

Dr. Nagel’s industry knowledge, technical expertise, and long experience in monetizing high-tech IP assets have been a cornerstone of the success of the Company’s IP business.

He has served as a member of our Board of Directors since May 2005. He was most recently President and Chief Executive Officer of PalmSource, Inc., a leading provider of operating system software platforms for smart mobile devices, from 2001 to 2005, when he retired. Prior to PalmSource, Dr. Nagel was Chief Technology Officer at AT&T and the first president of AT&T Labs, from 1996 to 2001. During that time he also served as Chief Technology Officer of Concert, a joint venture between AT&T and British Telecom, from 1999 to 2001. While at AT&T, Dr. Nagel spearheaded the transition of AT&T’s technology from circuit-switched to packet-switched and oversaw the development and award of more than 5,000 patents. From 1988 to 1996, Dr. Nagel held various positions at Apple Computer, Inc., and during his tenure, the company developed and introduced Quicktime, the industry-leading multimedia processing technology that provided the foundation for iTunes; introduced system wide search and speech recognition technology into the Apple operating systems; and developed and introduced numerous other industry-leading software and hardware innovations, such as the high-speed Firewire serial interconnect system. Dr. Nagel is a member of the Board of Directors at Vonage Holdings, Inc. and Align Technology, Inc.; and Trustee of the International Computer Science Institute. He is the co-editor of Aviation Human Factors. Additionally, he served for five years on President Clinton’s first President’s Information Technology Advisory Committee. Dr. Nagel was previously a member of the Board of Directors at Leapfrog Enterprises, Inc. and Openwave Systems, Inc. (now known as Unwired Planet, Inc.).

Timothy J. Stultz, Ph.D.

Current Chief Executive Officer, Nanometrics

Dr. Stultz brings 20 years of executive management, and operational and strategic development experience in IP monetization and, technology and capital equipment manufacturing.

He has served as a member of our Board of Directors since August 2012. Since 2007, he has served as President, Chief Executive Officer and member of the Board of Directors of Nanometrics Incorporated, a leading provider of advanced, high-performance process control metrology and inspection systems used primarily in the fabrication of semiconductors, high brightness LEDs, data storage devices, and solar photovoltaics. Before joining Nanometrics in 2007, Dr. Stultz served as President and Chief Executive Officer at Imago Scientific Instruments Corporation, a manufacturer and distributer of metrology and analysis equipment for the microelectronic and general research markets. Dr. Stultz was integral in Imago’s development from its university origins to an international entity by creating strategic partnerships with larger venture capital groups and corporations with greater market reach. Prior to Imago, one of Dr. Stultz’s most notable roles was as Vice President and General Manager of the Metrology Group at Veeco Instruments. Under his leadership, the Metrology Group brought to market the first fully automated Atomic Force Microscope for use by leading chip makers. By the end of his tenure at Veeco, Veeco’s global market share in high-end metrology systems had grown to nearly 75%, from less than 10% when he assumed leadership of the Metrology Group.

Christopher A. Seams

Current Executive Vice President of Sales & Marketing, Cypress Semiconductor

Mr. Seams brings extensive management, sales and marketing, and engineering experience in the semiconductor industry to his role as a member of our Board of Directors.

He has served on our Board of Directors since March 2013. He has been an Executive Vice President of Sales & Marketing at Cypress Semiconductor Corporation, a global semiconductor company, since July 2005. He previously served as an Executive Vice President of Worldwide Manufacturing & Research and Development of Cypress Semiconductor Corporation. Mr. Seams joined Cypress in 1990 and has held a variety of positions in process and assembly technology research and development and manufacturing operations. Prior to joining Cypress in 1990, he worked as a process development Engineer or Manager for Advanced Micro Devices and Philips Research Laboratories. Mr. Seams previously served as a member of the Board of Directors of Sunpower Corporation. Mr. Seams is a senior member of IEEE, serves on the Engineering Advisory Council for Texas A&M University, and was a board member of Joint Venture Silicon Valley.

THE RIGHT STRATEGIC PLAN TO DRIVE GROWTH AND MAXIMIZE STOCKHOLDER VALUE

We have reviewed the “plan” that Starboard proposes for the business and view it as a copy of ours with three key differences: 1) We believe that continued investments in research and development (“R&D”) are critical to the successful monetization of our Invensas and IP portfolios; 2) We believe that the value to be achieved from a strategic partner in DOC will be maximized by a limited amount of investment through year end; and 3) We have recently reviewed all aspects of our business and are executing on our plan. Starboard needs at least three months after our stockholder meeting just to learn more about our business.

Our strategic plan includes long-term growth for our IP business through new customers in faster growing markets, Invensas technology and selective acquisitions of patent portfolios. Factors driving IP growth:

•	Invensas xFDTM multi-chip technology already being adopted and rapidly gaining traction;

•	Our targeting of new licensees outside of our traditional DRAM customer base such as in the mobile sector; and

•	Market acceptance of 3D packaging as the optimal path to advance the next generation of semiconductor technology.

We have clear financial targets and expect to achieve our target model in the IP segment in 2014, including a 50% target for operating margin and for our IP revenues to grow at a CAGR of approximately 20%, generating over $400 million by year-end 2016.

For DOC, our 2013 strategic plan is focused on maximizing stockholder value. As a result of the completed strategic review under the direction of the Board, DOC immediately took a first step at maximizing value by shifting from a vertically integrated, highly capital intensive manufacturing strategy to an approach that solely focuses on our core IP and know-how in mems|camTM and imaging processing software. The leadership team is intent on leveraging the advantages of the mems|cam technology we have developed by pursuing strategic alternatives for DOC such as a joint venture, a strategic partnership, an outright sale, or a licensing agreement. We target to complete this initiative no later than the end of 2013. Furthermore, we will limit our financial commitment to no more than $50 million from now until year-end. These funds will be used to prove the viability of cost efficiency, high yield and high volume manufacturing of our mems|cam technologies. In short, we seek to maximize the near-term potential return to stockholders by proving commercial viability via a supply chain through strategic partners. These are extremely critical milestones to maximize the value of any transaction and are within a near-term time horizon.

With regard to operating expenses, we are already executing on initiatives to further reduce our sales, general and administrative expenses. We announced DOC and corporate overhead cost reductions of approximately $78 million, or 45% on an annualized basis, on March 21, 2013. We are divesting the Charlotte, NC facility and the Silent Air Cooling business unit of DOC and will close the Zhuhai, China facility by the third quarter of 2013.

We have a plan to prudently and systematically return episodic revenues to stockholders. On our April 25, 2013, earnings call, we announced a new capital allocation program that would allocate portions of our episodic revenue for dividends, reinvesting in the business for continued growth, and opportunistically buying back shares to support investor liquidity. As we described on that call, episodic revenue includes non-recurring engineering fees, initial licensing fees, back payment resulting from audits, and damages awards. Given the nature of episodic revenues, they are unpredictable and can vary widely quarter to quarter. But as these episodic revenues come in, we anticipate allocating 20-30% of the episodic gains each to dividends (quarterly and special); reinvestment in the business for growth; and share buybacks.

In short, Tessera already has the right plan to deliver value to our stockholders over the near and long term: continue to reduce costs, manage capital spending carefully, and adjust our strategic plan as conditions warrant to ensure attractive returns on our investments. The restructured Board includes the right mix of independent and highly experienced directors to oversee the continued execution of our strategy and positioning of Tessera for sustainable growth and profitability.

THE STARBOARD “PLAN” OFFERS NOTHING NEW AND DEMONSTRATES A SHOCKING LACK OF KNOWLEDGE ABOUT TESSERA’S MODEL AND IP BUSINESS

Notwithstanding our progress, Starboard, an activist hedge fund owning approximately 7.7% of Tessera common stock, would like to take control of your Board and change the Company’s direction – all without paying a control premium.

At best, the few suggestions Starboard has made thus far are actions that we have already implemented or announced. At worst, Starboard’s suggestions reflect an utter lack of understanding of our business. This fundamental lack of understanding of our IP business will likely create unnecessary risk and destroy stockholder value.

Reducing IP R&D is a fatal flaw in Starboard’s proposed plan. Starboard wants to force the Company to significantly reduce our in-house IP R&D efforts and expenses. Our R&D initiatives are the lifeblood of the Company. Starboard clearly does not understand or appreciate that our innovations drive the sustainability and long-term growth of our IP revenue stream. Nearly 90% of our patent assets within Tessera Inc., more than one-third of the Invensas portfolio, and nearly two-thirds of pending Invensas patent applications have all been developed internally – a key fact as Invensas will be a critical driver of our revenue growth. Starboard ignores the importance of SK hynix’s eight-year license agreement for the Invensas technology announced earlier this year, which is the first of many more to come, as the market increasingly recognizes the validity and importance of our Invensas technology.

Starboard’s Peter Feld, in contrast, doesn’t believe engineering is an essential tool in the development of our portfolio; he sees engineering as a commodity that can “just be purchased from companies who have failed to exert their rights to those patents.” Under the premise of “engineering as a commodity,” Unwired Planet (“UPIP”), a direct competitor of Tessera’s whose board is led by Mr. Feld, has seen its revenues decline rapidly to anemic levels. This is not surprising. Mr. Feld’s competency is in investing, not in operational roles at high-tech IP companies beyond his core expertise. Since becoming UPIP’s chairman on September 9, 2011, Feld has overseen a company that has generated a paltry $35,000 in total revenues from the fourth quarter of 2011 to the fourth quarter of 2012, while licensing and litigation expenses have totaled nearly $20 million and cash loss from operations have totaled over $56 million in the same period. Under Feld, UPIP has not signed a single new revenue-bearing license agreement and has spent approximately $20 million on patent litigation with no favorable rulings to date. In the more than 20 months that Feld has been on the UPIP Board, shares have fallen 15% which the NASDAQ has risen 21%.

Feld’s strategy of morphing UPIP into a patent troll has driven the company into the ground. Don’t let him do the same thing to Tessera.

In addition, the factually incorrect third-party analysis of Tessera’s IP portfolio also shows an appalling lack of understanding of IP monetization. Contrary to Starboard’s assertions, it is not the newest patents that have the highest value. Patents generally have a life of 20 years from the date they are filed. Rarely do inventions stemming from a patent burst into wide commercial use immediately upon the patent’s issuance. To the contrary, patents typically have the highest monetization value during the last five to ten years of their lives. This is a primary reason why our earlier patents are the ones currently in litigation. Pursuing litigation now for our newest patents, when potential revenues are non-existent or minimal, would be the opposite of maximizing the Company’s revenues and delivering value to our stockholders. But is this not exactly what Starboard is proposing by “accelerating license negotiations” or “limiting days of negotiation?” These are clear signs that Starboard’s fundamental lack of IP monetization know-how will put your investment at risk.

WE ARE A VITAL PARTNER TO OUR CUSTOMERS, NOT A PATENT TROLL

Tessera has built a mosaic of technology patents and know-how that provide our licensees with time-to-market and performance leadership. Tessera continues to invest in these technologies to ensure our licensees see continued value in the patents and know-how they receive, and our customers look to our intellectual property to help them bring new and enhanced products to market. Simply put, Tessera is a vital partner to our customers, not a patent troll. Our business model is fundamentally different from UPIP and similar entities because Tessera is an innovator – a developer of advanced technologies that lie at the heart of our customers’ products.

TESSERA’S BOARD AND MANAGEMENT ARE ALREADY DRIVING GREATER STOCKHOLDER RETURN

Tessera’s Board and management are aggressively driving the Company to benefit from our customers’ continued reliance of our IP portfolio and the market’s demand for DOC’s superior MEMS-based autofocus technology. Starboard is proposing that if their slate is elected, we halt our progress over the next 90 days, while they conduct an extensive strategic review. We have already done that.

We have a robust and detailed plan. We are executing on that plan. And we are making significant progress on that plan. Now is not the time to disrupt that work.

Please vote for Tessera’s six nominees and make sure that your interests are protected as your committed and energized Board continues to build and deliver value for our stockholders, today and in the future.

Like you, we simply want what is right for Tessera and all of its stockholders.

Your vote is important in this election, and we urge you to vote TODAY so that your voice is heard. To elect the Tessera Board’s nominees, we encourage you to vote today by telephone, by Internet, or by signing and dating the enclosed GOLD proxy card and returning it in the postage-paid envelope provided. It is imperative to know as a stockholder, voting on the WHITE card and withholding on some or all Starboard nominees does not have the same effect as voting on the GOLD card. Only the card that has the latest date counts. We urge you to discard all WHITE proxy cards sent to you by Starboard.

Sincerely,

Richard S. Hill

Interim Chief Executive Officer and Executive Chairman

Safe Harbor Statement

This press release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual results to differ significantly from those projected, particularly with respect to the Company’s strategic plans, market opportunities, financial targets, value creation and stockholder returns. Material factors that may cause results to differ from the statements made include the plans or operations relating to the Company’s businesses; market or industry conditions; changes in patent laws, regulation or enforcement, or other factors that might affect the Company’s ability to protect or realize the value of its intellectual property; the expiration of license agreements and the cessation of related royalty income; the failure, inability or refusal of licensees to pay royalties; initiation, delays, setbacks or losses relating to the Company’s intellectual property or intellectual property litigations, or invalidation or limitation of key patents; the timing and results, which are not predictable and may vary in any individual proceeding, of any ICC ruling or award, including in the Amkor arbitration; fluctuations in operating results due to the timing of new license agreements and royalties, or due to legal costs; the risk of a decline in demand for semiconductor and camera module products; failure by the industry to use technologies covered by the Company’s patents; the expiration of the Company’s patents; the Company’s ability to successfully complete and integrate acquisitions of businesses; the risk of loss of, or decreases in production orders from, customers of acquired businesses; financial and regulatory risks associated with the international nature of the Company’s businesses; failure of the Company’s products to achieve technological feasibility or profitability; failure to successfully commercialize the Company’s products; changes in demand for the products of the Company’s customers; limited opportunities to license technologies and sell products due to high concentration in the markets for semiconductors and related products and camera modules; the impact of competing technologies on the demand for the Company’s technologies and products; and the reliance on a limited number of suppliers for the components used in the manufacture of DOC products. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. The Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended Dec. 31, 2012, include more information about factors that could affect the Company’s financial results. The Company assumes no obligation to update information contained in this press release. Although this release may remain available on the Company’s website or elsewhere, its continued availability does not indicate that the Company is reaffirming or confirming any of the information contained herein.

About Tessera Technologies

Tessera Technologies, Inc. is a holding company with operating subsidiaries in two segments: Intellectual Property and DigitalOptics. Our Intellectual Property segment, managed by Tessera Intellectual Property Corp., generates revenue from manufacturers and other implementers that use our technology. Our DigitalOptics business delivers innovation in imaging systems for smartphones. For more information call 1.408.321.6000 or visit www.tessera.com.

Tessera, the Tessera logo, DOC, the DOC logo, and Invensas Corporation are trademarks or registered trademarks of affiliated companies of Tessera Technologies, Inc. in the United States and other countries. All other company, brand and product names may be trademarks or registered trademarks of their respective companies.

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